                                                                       EXHIBIT 2

                                                                  EXECUTION COPY









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                      PLAN AND AGREEMENT OF SHARE EXCHANGE

                                     BETWEEN

                              GLACIER BANCORP, INC.

                                       AND

                              BIG SKY WESTERN BANK



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                          DATED AS OF OCTOBER 20, 1998

                                TABLE OF CONTENTS

                                                                                                 Page
                                                                                                 ----
SECTION 1  TERMS OF TRANSACTION...........................................................        2

         1.1      Transaction.............................................................        2
                  1.1.1    Events of Closing..............................................        2
                  1.1.2    Effect on Glacier Common Stock.................................        2
         1.2      Consideration...........................................................        2
                  1.2.1    Purchase Price.................................................        2
                  1.2.2    Exchange Ratio.................................................        3
                  1.2.4    Big Sky Expense Limitation.....................................        3
                  1.2.5    Change in Equity Capital.......................................        3
                  1.2.6    No Fractional Shares...........................................        3
                  1.2.7    Certificates...................................................        4
         1.3      Payment to Dissenting Stockholders......................................        5
         1.4      Alternative Structures..................................................        5
         1.5      Letter of Transmittal...................................................        5
         1.6      Undelivered Certificates................................................        5

SECTION 2  CLOSING OF THE TRANSACTION.....................................................        5

         2.1      Closing.................................................................        5
         2.2      Events of Closing.......................................................        6
         2.3      Place of Closing........................................................        6

SECTION 3  REPRESENTATIONS AND WARRANTIES.................................................        6

         3.1      Representations of Glacier and Big Sky..................................        6
                  3.1.1    Corporate Organization and Qualification.......................        6
                  3.1.2    Subsidiaries...................................................        6
                  3.1.3    Capital Stock..................................................        6
                  3.1.4    Corporate Authority............................................        8
                  3.1.5    Reports and Financial Statements...............................        8
                  3.1.6    Absence of Certain Events and Changes..........................       10
                  3.1.7    Material Agreements............................................       10
                  3.1.8    Knowledge as to Conditions.....................................       10
                  3.1.9    Brokers and Finders............................................       10
                  3.1.10   Year 2000 Compliance...........................................       11
         3.2      Big Sky's Additional Representations....................................       11
                  3.2.1    Loan and Lease Losses..........................................       11
                  3.2.2    No Stock Option Plans..........................................       11
                  3.2.3    Governmental Filings; No Violations............................       11
                  3.2.4    Asset Classification...........................................       12
                  3.2.5    Investments....................................................       12
                  3.2.6    Properties.....................................................       12
                  3.2.7    Anti-takeover Provisions.......................................       13
                  3.2.8    Compliance with Laws...........................................       13

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
                  3.2.9    Litigation.....................................................       13
                  3.2.10   Taxes..........................................................       14
                  3.2.11   Insurance......................................................       14
                  3.2.12   Labor Matters..................................................       15
                  3.2.13   Employee Benefits..............................................       15
                  3.2.14   Environmental Matters..........................................       16
         3.3      Exceptions to Representations and Warranties............................       17
                  3.3.1    Disclosure of Exceptions.......................................       17
                  3.3.2    Nature of Exceptions...........................................       17

SECTION 4  CONDUCT AND TRANSACTIONS BEFORE CLOSING........................................       18

         4.1      Conduct of Big Sky's Business Before Closing............................       18
                  4.1.1    Availability of Big Sky's Books, Records and Properties........       18
                  4.1.2    Ordinary and Usual Course......................................       18
                  4.1.3    Conduct Regarding Representations and Warranties...............       20
                  4.1.4    Maintenance of Properties......................................       20
                  4.1.5    Preservation of Business Organization..........................       20
                  4.1.6    Senior Management..............................................       20
                  4.1.7    Compensation and Employment Agreements.........................       20
                  4.1.8    Update of Financial Statements.................................       20
                  4.1.9    No Solicitation................................................       20
                  4.1.10   Title Policies on Leased Property..............................       21
                  4.1.11   Review of Loans................................................       21
         4.2      Registration Statement..................................................       21
                  4.2.1    Preparation of Registration Statement..........................       21
                  4.2.2    Submission to Stockholders.....................................       22
         4.3      Accounting Treatment....................................................       22
                  4.3.1    Pooling of Interests...........................................       22
                  4.3.2    Affiliate List.................................................       22
                  4.3.3    Restrictive Legends............................................       23
                  4.3.4    Retention of Certificates......................................       23
         4.4      Submission to Regulatory Authorities....................................       23
         4.5      Announcements...........................................................       23
         4.6      Consents................................................................       23
         4.7      Further Actions.........................................................       23
         4.8      Notice..................................................................       23
         4.9      Confidentiality.........................................................       24
         4.10     Update of Financial Statements..........................................       24
         4.11     Availability of Glacier's Books, Records and Properties.................       24

SECTION 5  APPROVALS AND CONDITIONS.......................................................       24

         5.1      Required Approvals......................................................       24
         5.2      Conditions to Glacier's Obligations.....................................       24
                  5.2.1    Representations................................................       24
                  5.2.2    Compliance.....................................................       25
                  5.2.3    Equity Capital Requirement.....................................       25

                  5.2.4    Transaction Fees Statements....................................       25
                  5.2.5    Audit Report...................................................       25
                  5.2.6    No Material Adverse Effect.....................................       25
                  5.2.7    Financial Condition............................................       25
                  5.2.8    No Change in Loan Review.......................................       26
                  5.2.9    No Governmental Proceedings....................................       26
                  5.2.10   Approval by Counsel............................................       26
                  5.2.11   Receipt of Title Policy........................................       26
                  5.2.12   Corporate and Stockholder Action...............................       26
                  5.2.13   Tax Opinion....................................................       26
                  5.2.14   Opinion of Counsel.............................................       26
                  5.2.15   Cash Paid......................................................       27
                  5.2.16   Affiliate Letters..............................................       27
                  5.2.17   Registration Statement.........................................       27
                  5.2.18   Consents.......................................................       27
                  5.2.19   Updated Fairness Opinion.......................................       27
                  5.2.20   Accounting Treatment...........................................       27
                  5.2.21   Solicitation of Employees......................................       27
                  5.2.22   Other Matters..................................................       28
         5.3      Conditions to Big Sky's Obligations.....................................       28
                  5.3.1    Representations................................................       28
                  5.3.2    Compliance.....................................................       28
                  5.3.3    No Material Adverse Effect.....................................       28
                  5.3.4    No Governmental Proceedings....................................       28
                  5.3.5    Corporate and Stockholder Action...............................       28
                  5.3.6    Tax Opinion....................................................       28
                  5.3.7    Opinion of Counsel.............................................       28
                  5.3.8    Fairness Opinion...............................................       29
                  5.3.9    Cash Paid......................................................       29
                  5.3.10   Registration Statement.........................................       29

SECTION 6  DIRECTORS, OFFICERS AND EMPLOYEES..............................................       29

         6.1      Directors...............................................................       29
         6.2      Employment Agreement....................................................       29
         6.3      Employees...............................................................       29
         6.4      Employee Benefit Issues.................................................       30
                  6.4.1    Comparability of Benefits......................................       30
                  6.4.2    Termination and Transfer/Merger of Plans.......................       30
                  6.4.3    No Contract Created............................................       30

SECTION 7  TERMINATION OF AGREEMENT AND ABANDONMENT OF TRANSACTION........................       30

         7.1      Termination by Reason of Lapse of Time..................................       30
         7.2      Other Grounds for Termination...........................................       30
                  7.2.1    Mutual Consent.................................................       30
                  7.2.2    Big Sky's Conditions Not Met...................................       30
                  7.2.3    Glacier's Conditions Not Met...................................       30

                  7.2.4    Big Sky Fails to Recommend Stockholder Approval................       30
                  7.2.5    Impracticability...............................................       31
         7.3      Big Sky Termination Fee.................................................       31
         7.4      Glacier Termination Fee.................................................       31
         7.5      Cost Allocation Upon Termination........................................       31

SECTION 8  MISCELLANEOUS..................................................................       31

         8.1      Notices.................................................................       31
         8.2      Waivers and Extensions..................................................       32
         8.3      General Interpretation..................................................       32
         8.4      Construction and Execution in Counterparts..............................       32
         8.5      Survival of Representations and Covenants...............................       32
         8.6      Attorneys' Fees and Costs...............................................       33
         8.7      Arbitration.............................................................       33
         8.8      Governing Law and Venue.................................................       33
         8.9      Severability............................................................       33

SECTION 9  AMENDMENTS.....................................................................       33





EXHIBITS AND SCHEDULES:

EXHIBIT A                Form Affiliate Letter

TRANSITION PLAN SCHEDULE

SCHEDULE 1               Exceptions to Representations
SCHEDULE 2               Glacier Stock Plans
SCHEDULE 3               Big Sky Stock Options
SCHEDULE 4               Big Sky's Convertible Securities
SCHEDULE 5               Material Contracts
SCHEDULE 6               Big Sky's Required Third Party Consents
SCHEDULE 7               Big Sky's Asset Classification List
SCHEDULE 8               Big Sky's Investments
SCHEDULE 9               Big Sky's Property Encumbrances
SCHEDULE 10              Big Sky's Real Property
SCHEDULE 11              Big Sky's Offices and Branches
SCHEDULE 12              Big Sky's Compliance with Laws
SCHEDULE 13              Big Sky's Litigation Disclosure
SCHEDULE 14              Big Sky's Insurance Policies
SCHEDULE 15              Big Sky's Employee Benefit Plans

                              INDEX OF DEFINITIONS

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
TERMS                                                      SECTION
-----                                                      -------
Agreement                                                  Intro. Paragraph

Acquisition Proposal                                       4.1.9

ASR                                                        4.3.2

Asset Classification                                       3.2.4

BHCA                                                       Recital A

Big Sky                                                    Intro. Paragraph

Big Sky Common Stock                                       3.1.3(b)(1)

Big Sky Financial Statements                               3.1.5(d)(4)

Closing                                                    1.1.1

Company Common Stock                                       3.1.3(a)(1)

Compensation Plans                                         3.2.13(b)

Continuing Employees                                       6.3

Contracts                                                  3.2.3(b)

Debentures                                                 1.2.3

Determination Date Closing Price                           1.2.3

Dissenting Shares                                          1.3

Effective Date                                             2.1

Employees                                                  3.2.13(b)

Environmental Laws                                         3.2.14(a)(2)

ERISA                                                      3.2.13(a)

Exchange Act                                               3.1.5(b)

Exchange Agent                                             1.2.7(a)

Exchange Ratio                                             1.2.2

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                                       v

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
TERMS                                                      SECTION
-----                                                      -------
Executive Officer                                          3.1.8

Federal Reserve Board                                      Recital D

Financial Statements                                       3.1.5(d)(1)

GAAP                                                       3.1.5(d)

Glacier                                                    Intro. Paragraph

Glacier Common Stock                                       3.1.3(a)(1)

Glacier Financial Statements                               3.1.5(d)(2)

Glacier Preferred Stock                                    3.1.3(a)(1)

Glacier Shares                                             1.2.2

Glacier Stock Plans                                        3.1.3(a)(2)

Governmental Entity                                        3.2.3(a)

Hazardous Substances                                       3.2.14(a)(3)

HOLA                                                       Recital A

Information Technology                                     3.1.10

IRC                                                        Recital H

Knowledge                                                  3.2.14(a)

Liens                                                      3.1.3(a)(5)

Material Adverse Effect                                    3.1.6

MBCA                                                       1.1.1

OTS                                                        Recital D.4

Parties                                                    1.2.3

Pension Plan                                               3.2.13(c)

Plan/Plans                                                 3.2.13(a)

Prospectus/Proxy Statement                                 4.2.1(a)

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                                       vi

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
TERMS                                                      SECTION
-----                                                      -------
Purchase Price                                             1.2.1

Registration Statement                                     4.2.1(a)

Regulatory Approvals                                       Recital D

Reports                                                    3.1.5(b)

SEC                                                        3.1.5(a)

Securities Act                                             3.1.5(b)

Securities Laws                                            3.1.5(b)

Share Exchange                                             Recital B

Subject Property                                           3.2.14(a)(1)

Subsequent Big Sky Financial Statements                    3.1.5(d)(5)

Subsequent Glacier Financial Statements                    3.1.5(d)(3)

Subsidiary/Subsidiaries                                    3.1.2

Tangible Equity Capital                                    5.2.3

Tax                                                        3.2.10

Termination Date                                           2.1

Transaction                                                1.1

Transaction Fees                                           1.2.3

Year 2000 Compliance                                       3.1.10

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                                      vii

                      PLAN AND AGREEMENT OF SHARE EXCHANGE
                                     BETWEEN
                              GLACIER BANCORP, INC.
                                       AND
                              BIG SKY WESTERN BANK

         This Plan and Agreement of Share Exchange ("Agreement"), dated as of October 20, 1998, is between GLACIER BANCORP, INC. ("Glacier"), a Delaware corporation and BIG SKY WESTERN BANK ("Big Sky"), a Montana commercial banking corporation.

                                    PREAMBLE

         The management and boards of directors of Glacier and Big Sky, respectively, believe that the share exchange between Glacier and Big Sky, on the terms and conditions set forth in this Agreement, is in the best interests of Glacier's and Big Sky's stockholders.

                                    RECITALS

A. THE PARTIES. Glacier is a corporation duly organized and validly existing under Delaware law and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA"). Glacier's principal office is located in Kalispell, Montana. Glacier owns (1) all of the outstanding common stock of Glacier Bank, First Security Bank of Missoula, and Valley Bank of Helena; and (2) 94% and 98% of the outstanding common stock of Glacier Bank of Whitefish and Glacier Bank of Eureka, respectively. Big Sky is a state-chartered commercial banking corporation duly organized and validly existing under Montana law with its principal office located in Big Sky, Montana.

B. THE SHARE EXCHANGE. On the Effective Date, all of the outstanding shares of Big Sky common stock will be exchanged for shares of Glacier common stock, and Big Sky will become a wholly-owned subsidiary of Glacier.

C. BOARD APPROVALS. Glacier's and Big Sky's respective boards of directors have approved this Agreement and authorized its execution and delivery.

D.       OTHER APPROVALS.  The Share Exchange is subject to:

         (a)      satisfaction of the conditions described in this Agreement;

         (b)      approval by Big Sky's stockholders; and

         (c) approval or acquiescence, as appropriate, by (a) the Board of Governors of the Federal Reserve System ("Federal Reserve Board") and (b) the State of Montana (collectively, "Regulatory Approvals").

E. EMPLOYMENT AGREEMENT. Big Sky has entered into an employment agreement, effective as of the Effective Date, with Michael F. Richards, Big Sky's President.

F. DIRECTOR NONCOMPETITION AGREEMENT. Each Director of Big Sky's board of directors has signed a Director Noncompetition Agreement. These noncompetition agreements will take effect on the Effective Date.

G. FAIRNESS OPINION. Big Sky has received from Professional Bank Services and delivered to Glacier an opinion to the effect that the financial terms of the Transaction are financially fair to Big Sky's stockholders. As a condition to Closing of the Transaction, Professional Bank Services will update this fairness opinion immediately before Big Sky mails the Prospectus/Proxy Statement to its stockholders and immediately before the Effective Date.

H. INTENTION OF THE PARTIES--ACCOUNTING AND TAX TREATMENT. The parties intend the Share Exchange to qualify, for accounting purposes, as a "pooling of interests." The parties intend the Share Exchange to qualify, for federal income tax purposes, as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended ("IRC").

                                    AGREEMENT

Glacier and Big Sky agree as follows:

                                    SECTION 1
                              TERMS OF TRANSACTION

1.1 TRANSACTION. Under and subject to this Agreement and the other documents referred to in this Agreement, Glacier will acquire all of the outstanding common stock shares of Big Sky ("Big Sky Common Stock"). All outstanding shares of Big Sky Common Stock will be exchanged for common stock shares of Glacier ("Glacier Common Stock"). The term "Transaction" means the Share Exchange transaction contemplated by this Agreement, subject to any modifications Glacier elects in accordance with Subsection 1.4.

         1.1.1 EVENTS OF CLOSING. Closing of the Transaction will take place in accordance with Section 2 ("Closing"). All shares, other than Dissenting Shares, of Big Sky Common Stock issued and outstanding immediately before Closing will be exchanged at Closing for shares of Glacier Common Stock in accordance with Subsection 1.2 and in accordance with the Montana Business Corporation Act ("MBCA"), Part 8,Sections 35-1-814, et. seq. by operation of law and without any further action required by the holders of Big Sky Common Stock. At the time of Closing, all then outstanding shares of Big Sky Common Stock will be owned by Glacier. The Board of Directors of Big Sky immediately after the Effective Date will consist of Big Sky's directors immediately before the Share Exchange with the addition of two additional directors designated by Glacier and reasonably acceptable to Big Sky. These individuals will serve on Big Sky's board of directors until the next annual meeting of stockholders or until their successors have been elected and qualified. Nothing in this Agreement is intended to restrict any rights of Big Sky's stockholder and directors at any time after the Effective Date to nominate, elect, select, or remove directors.

         1.1.2 EFFECT ON GLACIER COMMON STOCK. Glacier Common Stock shares issued and outstanding immediately before the Effective Date will remain outstanding and unchanged after the Share Exchange.

1.2      CONSIDERATION.

         1.2.1 PURCHASE PRICE. Except as otherwise provided in this Subsection 1.2 and subject to Subsection 1.3, the aggregate consideration Big Sky's stockholders will be entitled to receive from Glacier in connection with the Transaction (the "Purchase Price") will be 250,000 shares of Glacier Common Stock.

         1.2.2 EXCHANGE RATIO. Subject to the conditions and limitations in this Agreement, holders of Big Sky Common Stock will receive Glacier Common Stock in exchange for their Big Sky Common Stock. The number of Glacier Common Stock shares each holder will receive in exchange for each Big Sky Common Stock share he or she holds of record on the Effective Date will be determined according to a ratio (the "Exchange Ratio") computed as follows: the quotient of the Purchase Price divided by the aggregate number of shares of Big Sky Common Stock that on the Effective Date are issued and outstanding (rounded to 2 decimals, rounding down if the third decimal is four or less or up if it is five or more). The shares of Glacier Common Stock to be issued to Big Sky Common Stockholders under this Agreement in connection with the Transaction are referred to as the "Glacier Shares."

         1.2.3 CONVERTIBLE DEBENTURES. Big Sky currently has issued 7.5% Convertible Debentures due December 31, 2001 in the aggregate principal amount of $350,000 (the "Debentures"). If any of the Debentures are not converted into Big Sky Common Stock prior to the Effective Date, then before the Exchange Ratio is calculated, the Purchase Price will be reduced by the number of Glacier Common Stock Shares equal in value to the aggregate principal amount of the Debentures which have not been converted. For purposes of determining this reduction in the Purchase Price, Glacier Common Stock shares will be valued at the Determination Date Closing Price. "Determination Date Closing Price" means the midpoint of the closing bid and ask prices per share of Glacier Common Stock as reported on the Nasdaq National Market or such successor exchange on which Glacier Common Stock may then be traded (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) on the third business day before the Effective Date. Glacier will cause to be mailed to each Debenture holder a copy of the Prospectus/Proxy Statement and will provide to each Debenture holder, on or prior to the Effective Date, its written assurance that it has assumed the obligation to deliver shares of Glacier Common Stock as required pursuant to paragraph 4(d)(ii) of the Debentures if the Debentures remain outstanding until their maturity.

         1.2.4 BIG SKY EXPENSE LIMITATION. If Big Sky's Transaction Fees exceed $100,000, then before the Exchange Ratio is calculated, the Purchase Price will be reduced by the number of Glacier Common Stock shares equal in value to the excess, based on the Determination Date Closing Price. "Transaction Fees" means all costs and expenses, not including the exercise of options, incurred by Big Sky or owed or paid by Big Sky to third parties in connection with the preparation, negotiation and execution of this Agreement and related documents and the consummation of the Transaction, including expenses incurred by Big Sky in connection with obtaining approvals for the Transaction from regulators and stockholders, expenses related to the audits of the Big Sky Financial Statements required under this Agreement and expenses related to obtaining a fairness opinion from Professional Bank Services.

         1.2.5 CHANGE IN EQUITY CAPITAL. If, after the date of this Agreement but before the Effective Date, Glacier's or Big Sky's Common Stock issued and outstanding increases or decreases in number or is changed into or exchanged for a different kind or number of securities, through a recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization (not including increases in number due to issuances of shares upon exercise of any outstanding options to purchase Glacier Common Stock shares) of Glacier or Big Sky, as the case may be, then, as appropriate, the parties will make the proportionate adjustment to the Purchase Price.

         1.2.6 NO FRACTIONAL SHARES. No fractional shares of Glacier Corporation Common Stock will be issued. In lieu of fractional shares, if any, each stockholder of Big Sky who is otherwise entitled to receive a fractional share of Glacier Common Stock will receive an amount of cash equal to the product of such fraction times the Determination Date Closing Price. Such fractional share interest will not include the right to vote or receive dividends or any interest on dividends.

         1.2.7    CERTIFICATES.

                  (a) Surrender of Certificates. Each certificate evidencing Big Sky Common Stock shares (other than Dissenting Shares) will, on and after the Effective Date, be deemed for all corporate purposes to represent and evidence only the right to receive a certificate representing the Glacier Shares (or to receive the cash for fractional shares) to which the Big Sky Common Stock shares converted in accordance with the provisions of this Subsection 1.2. Following the Effective Date, Big Sky stockholders shall exchange Big Sky Common Stock certificates by surrendering them to the agent ("Exchange Agent") designated by Glacier and Big Sky to effect the exchange of Big Sky Common Stock certificates for certificates representing Glacier Shares (or for cash in lieu of fractional shares), in accordance with any instructions provided by the Exchange Agent and together with a properly completed and executed form of transmittal letter. Until a holder's certificate evidencing Big Sky Common Stock is so surrendered, the holder will not be entitled to receive any certificates evidencing Glacier Shares or cash in lieu of fractional shares.

                  (b) Issuance of Certificates in Other Names. Any person requesting that any certificate evidencing Glacier Shares be issued in a name other than the name in which the surrendered Big Sky Common Stock certificate is registered, must: (1) establish to the Exchange Agent's satisfaction the right to receive the certificate evidencing Glacier Shares and (2) either pay to the Exchange Agent any applicable transfer or other taxes or establish to the Exchange Agent's satisfaction that all applicable taxes have been paid or are not required.

                  (c) Lost, Stolen, and Destroyed Certificates. The Exchange Agent will be authorized to issue a certificate representing Glacier Shares in exchange for a Big Sky Common Stock certificate that has been lost, stolen or destroyed, if the holder provides the Exchange Agent with: (1) satisfactory evidence that the holder owns Big Sky Common Stock and that the certificate representing this ownership is lost, stolen, or destroyed, (2) any appropriate affidavit the Exchange Agent may require, and (3) any indemnification assurances that the Exchange Agent may require.

                  (d) Rights to Dividends and Distributions. After the Effective Date, no holder of a certificate evidencing Big Sky Common Stock shares will be entitled to receive any dividends or other distributions otherwise payable to holders of record of Glacier Common Stock on any date after the Effective Date, unless the holder (1) is entitled by this Agreement to receive a certificate representing Glacier Shares and (2) has surrendered in accordance with this Agreement his or her Big Sky Common Stock certificates (or has met the requirements of Subsection 1.2.7((c)) above) in exchange for certificates representing Glacier Shares. Surrender of Big Sky Common Stock certificates will not deprive the holder of any dividends or distributions that the holder is entitled to receive as a record holder of Big Sky Common Stock on a date before the Effective Date. When the holder surrenders his or her certificates, the holder will receive the amount, without interest, of any cash dividends and any other distributions distributed after the Effective Date on the whole number of shares of Glacier Shares into which the holder's Big Sky Common Stock was converted at the Effective Date.

                  (e) Checks in Other Names. Any person requesting that a check for cash in lieu of fractional shares be issued in a name other than the name in which the Big Sky Common Stock certificate surrendered in exchange for the cash is registered, must establish to the Exchange Agent's satisfaction the right to receive this cash.

1.3 PAYMENT TO DISSENTING STOCKHOLDERS. For purposes of this Agreement, "Dissenting Shares" means those shares of Big Sky Common Stock as to which stockholders have properly taken all steps necessary to perfect their dissenters' rights under MBCA Sections 35-1-826 through 35-1-839. Each outstanding Dissenting Share of Big Sky Common Stock will be converted at Closing into the rights provided under those sections of the MBCA.

1.4 ALTERNATIVE STRUCTURES. Subject to the conditions set forth below, Glacier may in its sole discretion elect to consummate the Transaction by means other than those specified in this Section 1. If Glacier so elects, any means, procedures, or amendments necessary or desirable to consummate the Transaction, in the opinion of Glacier's counsel, will supersede any conflicting, undesirable or unnecessary provisions of this Agreement. But, unless this Agreement is amended in accordance with Section 9, the following conditions will apply: (1) the type and amount of consideration set forth in Subsection 1.2 will not be modified and (2) the tax consequences to Big Sky and its stockholders will not be adversely affected. If Glacier elects an alternative structure under this Subsection 1.4, Big Sky will cooperate with and assist Glacier with the following: (1) any amendments to this Agreement necessary or desirable in the opinion of Glacier's counsel and (2) the preparation and filing of any applications, documents, instruments and notices necessary or desirable, in the opinion of Glacier's counsel, to effect the alternative structure and to obtain the necessary stockholder; provided, however, that to the extent such alternative structure results in Big Sky incurring costs and expenses totaling more than $100,000, Glacier shall reimburse Big Sky for such additional expenses and costs.

1.5 LETTER OF TRANSMITTAL. Glacier will prepare a transmittal letter form reasonably acceptable to Big Sky for use by stockholders holding Big Sky Common Stock. Certificates representing shares of Big Sky Common Stock must be delivered for payment in the manner provided in the transmittal letter form. On or about the Effective Date, Glacier will mail the transmittal letter form to Big Sky stockholders.

1.6 UNDELIVERED CERTIFICATES. If outstanding certificates for Big Sky Common Stock are not surrendered or the payment for them is not claimed before those payments would escheat or become the property of any governmental unit or agency, the unclaimed items will, to the extent permitted by abandoned property or any other applicable law, become the property of Glacier (and to the extent not in its possession will be paid over to Glacier), free and clear of all claims or interests of any person previously entitled to such items. But, neither Glacier nor Big Sky will be liable to any holder of Big Sky Common Stock for any amount paid to any governmental unit or agency having jurisdiction over any such unclaimed items under the abandoned property or other applicable law of the jurisdiction, and Glacier will pay no interest on amounts owed to stockholders for shares of Big Sky Common Stock.

                                    SECTION 2
                           CLOSING OF THE TRANSACTION

2.1 CLOSING. Closing will occur on the Effective Date. If Closing does not occur on or before June 30, 1999 ("Termination Date"), either Glacier or Big Sky may terminate this Agreement in accordance with

         Section 7. Unless Glacier and Big Sky agree upon a later date, the Effective Date will be a date mutually acceptable to Glacier and Big Sky within 30 calendar days after the following:

         (a) each condition precedent set forth in Section 5 has been either fulfilled or waived; and

         (b) each approval required by Section 5 has been granted, and all applicable waiting periods have expired.

2.2 EVENTS OF CLOSING. On the Effective Date, all properly executed documents required by this Agreement will be delivered to the proper party in form consistent with this Agreement. If any party fails to deliver a required document on the Effective Date or otherwise defaults under this Agreement on or before the Effective Date, then the Transaction will not occur unless the adversely affected party waives the default.

2.3 PLACE OF CLOSING. Unless Glacier and Big Sky agree otherwise, Closing will occur on the Effective Date at Glacier's main office, 202 Main Street, Kalispell, Montana.


                                    SECTION 3
                                 REPRESENTATIONS

3.1 REPRESENTATIONS OF GLACIER AND BIG SKY. Subject to Subsection 3.3 and except as expressly set forth in Schedule 1, Glacier represents to Big Sky, and Big Sky represents to Glacier, the following:

         3.1.1    CORPORATE ORGANIZATION AND QUALIFICATION.

                  (a) It is a corporation duly organized and validly existing under the state laws of either Montana or Delaware (as applicable), and its activities do not require it to be qualified in any jurisdiction other than Montana.

                  (b) It has the requisite corporate power and authority to own or lease its properties and assets and to carry on its businesses as they are now being conducted.

                  (c) It has made available to the other party to this Agreement a complete and correct copy of its certificate or articles of incorporation and bylaws, each as amended to date and currently in full force and effect.

         3.1.2 SUBSIDIARIES. With respect to Big Sky only, it has no Subsidiaries as of the date of this Agreement. A company is considered to be a "Subsidiary" of a party if that party or any of its Subsidiaries (individually or together with the party) directly or indirectly owns, controls, or has the ability to exercise 50% or more of the voting power of such company. In this Agreement, the term "Subsidiary" with respect to a party means any corporation, partnership, financial institution, trust company, or other entity owned or controlled by that party or any of its subsidiaries or affiliates (or owned or controlled by that party together with one or more of its subsidiaries or affiliates).

         3.1.3    CAPITAL STOCK.

                  (a)      Glacier.  Glacier represents:

                           (1) as of the date of this Agreement, Glacier's authorized capital stock consists of 16 million shares divided into two classes: (i) 15 million shares of common stock, par value $.01 per share ("Company Common Stock"), 8,335,485 shares of which are issued and outstanding and (ii)
                                    1 million shares of blank-check preferred stock, par value $.01 per share, none of which is outstanding ("Glacier Preferred Stock");

                           (2) options or rights to acquire not more than an aggregate of 494,744 Company Common Stock shares (subject to adjustment on the terms set forth in the Glacier Stock Plans) are outstanding under the stock option plans listed in Schedule 2 ("Glacier Stock Plans");

                           (3) No Company Common Stock shares are reserved for issuance, other than the shares reserved for issuance under the Glacier Stock Plans, and Glacier has no shares of Glacier Preferred Stock reserved for issuance;

                           (4) all outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable;

                           (5) all outstanding shares of capital stock of each of Glacier's Subsidiaries owned by Glacier or a Subsidiary of Glacier have been duly authorized and validly issued and are fully paid and nonassessable, except to the extent any assessment is required under federal law, and are owned by Glacier or a Subsidiary of Glacier free and clear of all liens, pledges, security interests, claims, proxies, preemptive or subscriptive rights or other encumbrances or restrictions of any kind (collectively, "Liens"); and

                           (6) except as set forth in this Agreement or in the Glacier Stock Plans, there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities, or other agreements or commitments of Glacier or any of its Subsidiaries of any character relating to the issued or unissued capital stock or other equity securities of Glacier (including those relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of such stock or securities).

                  (b)      Big Sky.  Big Sky represents:

                           (1) as of the date this Agreement, Big Sky's authorized capital stock consists of 22,900 shares of common stock, $40 par value per share ("Big Sky Common Stock"), 20,400 shares of which are issued and outstanding and 2,500 of which are reserved for issuance pursuant to the Debentures;

                           (2) no options or rights to acquire Big Sky Common Stock shares are outstanding, except as expressly set forth in Schedule 3;

                           (3) Except as expressly set forth in Schedule 4, Big Sky does not have any stock option plans, employee stock purchase plans, or other plans or agreements providing for the grant of options or other rights to acquire Big Sky Common Stock shares, and no Big Sky Common Stock shares are reserved for issuance, except as expressly set forth in
                                    Schedule 3;

                           (4) all outstanding Big Sky Common Stock shares have been duly authorized and validly issued and are fully paid and nonassessable;

                           (5) There are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities, or other agreements or commitments of Big Sky of any character relating to the issued or unissued capital stock or other equity securities of Big Sky (including those relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of such stock or securities), except as expressly set forth in Schedules 3 and 4.

         3.1.4    CORPORATE AUTHORITY.

                  (a) It has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to complete the Transaction, subject (in Big Sky's case) only to the approval by Big Sky's stockholders of the plan of Share Exchange contained in this Agreement to the extent required by MBCA Section 35-1-815.

                  (b) This Agreement is a valid and legally binding agreement of it, enforceable in accordance with the terms of this Agreement.

         3.1.5    REPORTS AND FINANCIAL STATEMENTS.

                  (a) Filing of Reports. Since January 1, 1995, it and each of its Subsidiaries (if any) has filed all reports and statements, together with any required amendments to these reports and statements, that it was required to file with (1) the Securities and Exchange Commission ("SEC"), (2) the Federal Reserve Board,
                           (3) the FDIC, and (4) any other applicable federal or state banking, insurance, securities, or other regulatory authorities. Each of these reports and statements, including the related financial statements and exhibits, complied (or will comply, in the case of reports or statements filed after the date of this Agreement) as to form in all material respects with all applicable statutes, rules and regulations as of their respective dates (and, in the case of reports or statements filed before the date of this Agreement, without giving effect to any amendments or modifications filed after the date of this Agreement).

                  (b) Delivery to Other Party of Reports. It has delivered to the other party a copy of each registration statement, offering circular, report, definitive proxy statement or information statement under the Securities Act of 1933, as amended, ("Securities Act"), the Securities Exchange Act of 1934, as amended, ("Exchange Act"), and state securities and "Blue Sky" laws (collectively, the "Securities Laws") filed, used or circulated by it with respect to periods since January 1, 1995, through the date of this Agreement. It will promptly deliver to the other party each such registration statement, offering circular, report, definitive proxy statement or information statement filed, used or circulated after the date of this Agreement (collectively, its "Reports"), each in the form (including related exhibits and amendments) filed with the SEC (or if not so filed, in the form used or circulated).

                  (c) Compliance with Securities Laws. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement), each of the Reports, including the related financial statements, exhibits and schedules, filed, used or circulated before the date of this Agreement complied (and each of the Reports filed after the date of this Agreement, will comply) in all material respects with applicable Securities Laws, and did not (or in the case of reports, statements, or circulars filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (d) Financial Statements. Each of its balance sheets included in the Financial Statements fairly presents (or, in the case of Financial Statements for periods ending on a date following the date of this Agreement, will fairly present) the consolidated financial position of it and its Subsidiaries as of the date of the balance sheet. Each of the consolidated statements of income, cash flows and stockholders' equity included in the Financial Statements fairly presents (or, in the case of Financial Statements for periods ending on a date following the date of this Agreement, will fairly present) the consolidated results of operations, retained earnings and cash flows, as the case may be, of it and its Subsidiaries for the periods set forth in these statements (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles, consistently applied ("GAAP"), except as may be noted in these statements.

                           (1) "Financial Statements" means: (i) in Glacier's case, the Glacier Financial Statements (or for periods ending on a date following the date of this Agreement, the Subsequent Glacier Financial Statements); and (ii) in Big Sky's case, the Big Sky Financial Statements (or for periods ending on a date following the date of this Agreement, the Subsequent Big Sky Financial Statements).

                           (2) "Glacier Financial Statements" means Glacier's (i) audited consolidated statements of financial condition as of December 31, 1997 and 1996, and the related audited statements of income, cashflows and changes in stockholders' equity for each of the years ended December 31, 1997 and 1996; and (ii) unaudited consolidated statements of financial condition as of the end of each fiscal quarter following December 31, 1997 but preceding the date of this Agreement, and the related unaudited statements of income, cashflows and changes in stockholders' equity for each such quarter.

                           (3) "Subsequent Glacier Financial Statements" means balance sheets and related statements of income and stockholders' equity for each of the fiscal quarters ending after the date of this Agreement and before Closing.

                           (4) "Big Sky Financial Statements" means (i) Big Sky's statements of financial condition as of December 31, 1997 (unaudited as of execution of this Agreement, audited as of three days before Glacier files the Registration Statement with the SEC) and as of December 31, 1996 and 1995 (unaudited), and the related statements of income, cashflows and changes in stockholders' equity for each of the years ended December 31, 1997 (unaudited as of execution of this Agreement, audited as of three days before Glacier files the Registration Statement with the SEC) and December 31, 1996 and 1995 (unaudited); and (ii) Big Sky's unaudited statements of financial condition as of the end of each fiscal quarter following December 31, 1997 but preceding the date of this Agreement, and the related unaudited statements of income, cashflows and changes in stockholders' equity for each such quarter.

                           (5) "Subsequent Big Sky Financial Statements" means (i) unaudited balance sheets and related statements of income and stockholders' equity for each of Big Sky's fiscal quarters ending after the date of this Agreement and before Closing, and (ii) [if the Transaction does not close before February 15, 1999], Big Sky's audited statements of financial condition as of December 31, 1998, and the related audited statements of income, cashflows, and changes in stockholders' equity for the year ended December 31, 1998.

         3.1.6 ABSENCE OF CERTAIN EVENTS AND CHANGES. Except as disclosed in its Financial Statements and Reports, since December 31, 1997:
                  (1) it and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of the businesses and (2) no change or development or combination of changes or developments has occurred that, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect with respect to it or its Subsidiaries. For purposes of this Agreement, "Material Adverse Effect" with respect to any corporation means an effect that: (1) is materially adverse to the business, financial condition, results of operations or prospects of the corporation and its Subsidiaries taken as a whole; (2) significantly and adversely affects the ability of the corporation to consummate the transactions contemplated by this Agreement by the Termination Date or to perform its material obligations under this Agreement; or (3) enables any persons to prevent the consummation by the Termination Date of the transactions contemplated by this Agreement. No Material Adverse Effect will be deemed to have occurred on the basis of any effect resulting from actions or omissions of the corporation taken with the explicit prior consent of the other party to this Agreement.

         3.1.7    MATERIAL AGREEMENTS.

                  (a) Except for the Glacier Stock Plans (in Glacier's case) and arrangements made after the date and in accordance with the terms of this Agreement, it and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K under the Securities Act) that: (1) is to be performed after the date of this Agreement and (2) has not been filed with or incorporated by reference in its Reports or set forth in Schedule 5.

                  (b) Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument.

         3.1.8 KNOWLEDGE AS TO CONDITIONS. Its President, Chief Executive Officer, and Chief Financial Officer (collectively, "Executive Officers") know of no reason the Regulatory Approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices should not be obtained without the imposition of any condition or restriction that is reasonably likely to have a Material Adverse Effect with respect to it, its Subsidiaries, or the Continuing Corporation, or the opinion of the tax experts referred to in Subsection 5.2.13.

         3.1.9 BROKERS AND FINDERS. Neither it, its Subsidiaries, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated in this Agreement, except for payments made by Big Sky to Professional Bank Services pursuant to their brokerage agreement.

         3.1.10 YEAR 2000 COMPLIANCE. It is in full compliance with all applicable regulatory requirements, guidelines and timetables regarding systems assessment, systems testing, third-party assessment, and other matters related to preparation for Year 2000 Compliance. Based on its assessment and testing conducted to date, it is not aware of anything that cause it to believe that (1) it will fail in any material way not to timely achieve Year 2000 Compliance, or (2) expenses related to achieving Year 2000 Compliance will have a material effect on its operations or financial condition. For purposes of this Agreement, "Year 2000 Compliance" means that its Information Technology will be capable of use prior to, during, and after the calendar year 2000 A.D., and that the Information Technology used during each such time period will accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data. For purposes of this Agreement, "Information Technology" includes computer software, computer firmware, computer hardware (whether general or specific purpose) or other similar or related automated or computerized items that are used or relied on by it in the conduct of its business.

3.2 BIG SKY'S ADDITIONAL REPRESENTATIONS. Subject to Subsection 3.3 and except as expressly set forth in Schedule 1, Big Sky represents to Glacier, the following:

         3.2.1 LOAN AND LEASE LOSSES. Its Executive Officers know of no reason why the allowance for loan and lease losses shown in the balance sheets included in the Financial Statements for the periods ended December 31, 1997, March 31, 1998, June 30, 1998, and September 30, 1998, was not adequate as of those dates, respectively, to provide for estimable and probable losses, net of recoveries relating to loans not previously charged off, inherent in its loan portfolio.

         3.2.2 NO STOCK OPTION PLANS. It has not adopted any stock option plans or granted any options or rights to acquire any shares of Big Sky Common Stock, except as expressly set forth in Schedules 3 and 4.

         3.2.3    GOVERNMENTAL FILINGS; NO VIOLATIONS.

                  (a) Filings. Other than the Regulatory Approvals and other than as required under the Securities Act, the Exchange Act, and state securities and "Blue Sky" laws, no notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign ("Governmental Entity"), in connection with the execution, delivery or performance of this Agreement by it and the consummation by it of the Transaction.

                  (b) Violations. The execution, delivery and performance of this Agreement does not and will not, and the consummation by it of the Transaction will not, constitute or result in: (1) a breach or violation of, or a default under, its articles of incorporation or bylaws; (2) a breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) under, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") of it; or (3) a violation of any law, rule, ordinance or regulation or judgment, decree, order, award, or governmental or non-governmental permit or license to which it is subject; or (4) any change in the rights or obligations of any party under any of the Contracts.
                           Schedule 6 contains a list of all consents it must obtain from third parties under any Contracts before consummation of the Transaction.

         3.2.4    ASSET CLASSIFICATION.

                  (a) Schedule 7 sets forth a list, accurate and complete as of September 30, 1998, except as otherwise expressly noted in Schedule 7, and separated by category of classification or criticism ("Asset Classification"), of the aggregate amounts of loans, extensions of credit and other assets of it that have been criticized or classified by any Governmental Entity, by any outside auditor, or by any internal audit.

                  (b) Except as shown on Schedule 7, no amounts of loans, extensions of credit or other assets that have been classified or criticized by any representative of any Governmental Entity as "Other Assets Especially Mentioned," "Substandard," "Doubtful," "Loss" or words of similar effect are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were paid off or charged off by it before the date of this Agreement.

         3.2.5 INVESTMENTS. Schedule 8 lists all investments (except investments in securities issued by federal state or local government or any subdivision or agency thereof) made by it in an amount greater than $25,000 or which represent an ownership interest of more than 5% in any corporation, company, partnership, or other entity. All investments comply with all applicable laws and regulations.

         3.2.6    PROPERTIES.

                  (a) Except as disclosed or reserved against in its Financial Statements or in Schedule 9, it has good and marketable title, free and clear of all Liens (other than Liens for current taxes not yet delinquent or pledges to secure deposits) to all of the properties and assets, tangible or intangible, reflected in its Reports as being owned or leased by it as of the date of this Agreement.

                  (b) To the knowledge of its Executive Officers, all buildings and all fixtures, equipment and other property and assets that are material to its business and are held under leases or subleases by it are held under valid leases or subleases, enforceable in accordance with their respective terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or by general equity principles). Schedule 10 lists all real property which it owns or leases.

                  (c) Schedule 11 lists all its existing branches and offices and all new branches or offices it has applied to establish or purchase, along with the cost to establish or purchase those branches.

                  (d) It has provided to Glacier a copy of the existing title policy held in its files on unimproved real estate it owns in Bozeman, Montana, and no exceptions, reservations, or encumbrances have arisen or been created since the date of issuance of that policy. At Closing and upon Glacier's request, Big Sky will provide Glacier with update endorsements, dated as of the Effective Date, to such title policy.

         3.2.7 ANTI-TAKEOVER PROVISIONS. It has taken all necessary action to exempt the Transaction and this Agreement from (a) all applicable Montana State law anti-takeover provisions, if any, and (b) any takeover-related provisions of its articles of incorporation or bylaws.

         3.2.8    COMPLIANCE WITH LAWS. Except as disclosed in Schedule 12, Big
                  Sky:

                  (a) is in material compliance, in the conduct of its business, with all applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees, including the Bank Secrecy Act, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all applicable fair lending laws or other laws relating to discrimination;

                  (b) has all permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies (including the Federal Reserve) that are required in order to permit it to carry on its business as it is presently conducted;

                  (c) has received since January 1, 1995, no notification or communication from any Governmental Entity (including any bank, insurance and securities regulatory authorities) or its staff (1) asserting a failure to comply with any of the statutes, regulations or ordinances that such Governmental Entity enforces, (2) threatening to revoke any license, franchise, permit or governmental authorization, or (3) threatening or contemplating revocation or limitation of, or that would have the effect of revoking or limiting, FDIC deposit insurance (nor, to the knowledge of its Executive Officers, do any grounds for any of the foregoing exist); and

                  (d) is not required to notify any federal banking agency before adding directors to its board of directors or employing senior executives.

         3.2.9 LITIGATION. Except as disclosed in its Financial Statements or in Schedule 13, before the date of this Agreement:

                  (a) no criminal or administrative investigations or hearings, before or by any Governmental Entity, or civil, criminal or administrative actions, suits, claims or proceedings, before or by any person (including any Governmental Entity) are pending or, to the knowledge of its Executive Officers, threatened, against it (including under the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, or any other fair lending law or other law relating to discrimination); and

                  (b) neither it (nor any officer, director, controlling person or property of it) is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including the FDIC) or the supervision or regulation of it, and it has not has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

         3.2.10 TAXES. For purposes of this Subsection 3.2.10, "Tax" includes any tax or similar governmental charge, impost, or levy (including income taxes, franchise taxes, transfer taxes or fees, stamp taxes, sales taxes, use taxes, excise taxes, ad valorem taxes, withholding taxes, worker's compensation, payroll taxes, unemployment insurance, social security, minimum taxes, or windfall profits taxes), together with any related liabilities, penalties, fines, additions to tax, or interest, imposed by the United States or any state, county, provincial, local or foreign government or subdivision or agency of the United States.

                  (a) All federal, state and local Tax returns, including all information returns, it is required to file have been timely filed or requests for extensions have been timely filed. If any extensions were filed, they have been or will be granted by Closing and will not have expired. All filed returns are complete and accurate in all material respects.

                  (b)      Except as disclosed in its Financial Statements:

                           (1) all taxes attributable to it that are or were due or payable (without regard to whether such taxes have been assessed) have been paid in full or have been adequately provided for in its Financial Statements in accordance with GAAP;

                           (2) adequate provision in accordance with GAAP has been made in its Financial Statements relating to all Taxes for the periods covered by such Financial Statements that were not yet due and payable as of the date of this Agreement, regardless of whether the liability for such Taxes is disputed;

                           (3) as of the date of this Agreement and except as disclosed in its Financial Statements, there is no outstanding audit examination, deficiency, refund litigation or outstanding waiver or agreement extending the applicable statute of limitations for the assessment or collection of any Taxes for any period with respect to any of its Taxes;

                           (4) all Taxes with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or have been recorded on its Financial Statements (in accordance with GAAP);

                           (5) it is not a party to a Tax sharing or similar agreement or any agreement under which it has indemnified any other party with respect to Taxes; and

                           (6) the proper and accurate amounts have been withheld from all employees (and timely paid to the appropriate Governmental Entity or set aside in an account for these purposes) for all periods through the Effective Date in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws (including income, social security and employment tax withholding for all types of compensation).

         3.2.11 INSURANCE. It has taken all requisite action (including the making of claims and the giving of notices) under its directors' and officers' liability insurance policy or policies in order to preserve all rights under such policies with respect to all matters known to it (other than matters arising in connection with, and the transactions contemplated by, this Agreement). Schedule 14 lists all directors' and officers' liability insurance policies and other insurance policies it maintains.

         3.2.12 LABOR MATTERS. It is not a party to, or is not bound by, any collective bargaining agreement, contract or other agreement or understanding with any labor union or labor organization. It is not the subject of any proceeding: (1) asserting that it has committed an unfair labor practice or (2) seeking to compel it to bargain with any labor organization as to wages or conditions of employment. No strike involving it is pending or, to the knowledge of its Executive Officers, threatened. Its Executive Officers are not aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

         3.2.13   EMPLOYEE BENEFITS.

                  (a) For purposes of this Agreement, "Plan" or "Plans", individually or collectively, means any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, ("ERISA"), as amended, maintained by Big Sky. Big Sky is not now nor has it ever been a contributing employer to or sponsor of a multi-employer plan or a single employer plan subject to Title IV of ERISA.

                  (b) Schedule 15 sets forth a list, as of the date of this Agreement, of (1) all Plans, stock purchase plans, restricted stock and stock option plans, and other deferred compensation arrangements, (2) all other material employee benefit plans that cover employees or former employees of Big Sky (its "Compensation Plans"). True and complete copies of the Compensation Plans (and, as applicable, copies of summary plan descriptions, annual reports on Form 5500, actuarial reports and reports under Financial Accounting Standards Board Statement No. 106 relating to such Compensation Plans) covering current or former employees or directors of Big Sky (its "Employees"), including Plans and related amendments, have been made available to Glacier.

                  (c) All Plans (other than "multi-employer plans" within the meaning of ERISA Sections 3(37) or 4001(a)(3)), to the extent subject to ERISA, are in substantial compliance with ERISA. Each Plan that is an "employee pension benefit plan" within the meaning of ERISA
                           Section 3(2) ("Pension Plan") and that is intended to be qualified under IRC Section 401(a), has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No litigation relating to Plans is pending or, to the knowledge of its Executive Officers, threatened. Big Sky has not engaged in a transaction with respect to any Plan that could subject it to a Tax or penalty imposed by either IRC Section 4975 or ERISA Section 502(i).

                  (d) All material contributions that it is or was required to make under the terms of any Plans have been timely made or have been reflected in its Financial Statements. None of its Plans has an "accumulated funding deficiency" (whether or not waived) within the meaning of IRC Section 412 or ERISA Section 302. It has not provided, or is required to provide, security to any Pension Plan under IRC Section 401(a)(29), IRC Section 412(f)(3), or ERISA Sections 306, 307 or 4204.

                  (e) Except as disclosed in its Financial Statements, it does not have any obligations for retiree health and life benefits.

                  (f) No restrictions exist on its rights to amend or terminate any Plan without incurring liability under the Plan in addition to normal liabilities for benefits.

                  (g) Except as disclosed in its Financial Statements or as provided in a Schedule to this Agreement, the transactions contemplated by this Agreement and the Stock Plans will not result in: (1) vesting, acceleration, or increase of any amounts payable under any Compensation Plan, (2) any material increase in benefits under any Compensation Plan or
                           (3) payment of any severance or similar compensation under any Compensation Plan.

         3.2.14   ENVIRONMENTAL MATTERS.

                  (a) For purposes of this Subsection 3.2.14, the following definitions apply:

                           (1) "Subject Property" with respect to a party means (i) all real property at which the businesses of Big Sky has been conducted, and any property where under any Environmental Law it is deemed to be the owner or operator of the property; (ii) any facility in which it participates in the management, including participating in the management of the owner or operator of the property; and (iii) all other real property that it, for purposes of any Environmental Law, otherwise could be deemed to be an owner or operator of or as otherwise having control over.

                           (2) "Environmental Laws" means any federal, state, local or foreign law, regulation, agency policy, order, decree, judgment, judicial opinion, or any agreement with any Governmental Entity, presently in effect or subsequently adopted relating to: (i) the manufacture, generation, transport, use, treatment, storage, recycling, disposal, release, threatened release or presence of Hazardous Substances, or (ii) the preservation, restoration or protection of the environment, natural resources or human health.

                           (3) "Hazardous Substances" means any hazardous or toxic substance, material or waste that is regulated by any local governmental authority, any state government or the United States Government, including any material or substance that is (a) defined as a "hazardous substance" in 42 USC Section 9601(14), (b) defined as a "pollutant or contaminant" in 42 USC Section 9604(a)(2), or (c) defined as a "hazardous waste" in 42 USC Section 6903(5).

                           (4) "Knowledge," with respect to a particular fact, means that (i) a person is actually aware of such fact or (ii) a prudent person could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact.

                  (b) To the Knowledge of its Executive Officers, it and the Subject Property are, and have been, in compliance with all applicable Environmental Laws, and no circumstances exist that with the passage of time or the giving of notice would be reasonably likely to result in noncompliance with such Environmental Laws.

                  (c) To the Knowledge of its Executive Officers, none of the following, and no reasonable basis for any of the following, exists: pending or threatened claims, actions, investigations, notices of non-compliance, information requests or notices of potential responsibility or proceedings involving it or any Subject Property, relating to:

                           (1) an asserted liability of Big Sky or any prior owner, occupier or user of Subject Property under any applicable Environmental Law or the terms and conditions of any permit, license, authority, settlement, agreement, decree or other obligation arising under any applicable Environmental Law;

                           (2) the handling, storage, use, transportation, removal or disposal of Hazardous Substances;

                           (3) the actual or threatened discharge, release or emission of Hazardous Substances from, on or under or within Subject Property into the air, water, surface water, ground water, land surface or subsurface strata; or

                           (4) personal injuries or damage to property related to or arising out of exposure to Hazardous Substances.

                  (d) To the Knowledge of its Executive Officers, (i) no storage tanks underground or otherwise are present on the Subject Property or, if present, none of such tanks are leaking and each of them is in full compliance with all applicable Environmental Laws;
                           (ii) it does not own, possess or control any PCBs, PCB-contaminated fluids, wastes or equipment, or any material amount of asbestos or asbestos-containing material, and (iii) no Hazardous Substances have been used, handled, stored, discharged, released or emitted, or are threatened to be discharged, released or emitted, at or on any Subject Property, except for those types and quantities of Hazardous Substances typically used in an office environment and that have not created conditions requiring remediation under any applicable Environmental Law.

                  (e) Except for the investigation or monitoring by the Environmental Protection Agency or similar state agencies in the ordinary course, no part of the Subject Property has been or is scheduled for investigation or monitoring under any applicable Environmental Law.

3.3      EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES.

         3.3.1    DISCLOSURE OF EXCEPTIONS. Each exception set forth in a
                  Schedule is disclosed only for purposes of the representations and warranties referenced in that exception; but the following conditions apply:

                  (a)      no exception is required to be set forth in a
                           Schedule if its absence would not result in the related representation or warranty being found untrue or incorrect under the standard established by Subsection 3.3.2; and

                  (b) the mere inclusion of an exception in a Schedule is not an admission by a party that such exception represents a material fact, material set of facts, or material event or would result in a Material Adverse Effect with respect to that party.

         3.3.2 NATURE OF EXCEPTIONS. No representation or warranty contained in Subsections 3.1 or 3.2 will be found untrue or incorrect and no party to this Agreement will have breached a representation or warranty due to the following: the existence of any fact, set of facts, or event, if the fact or event individually or taken together with other facts or events would not, or, in the case of Subsection 3.2.9, is not reasonably likely to, have a Material Adverse Effect with respect to such party.

                                    SECTION 4
                            CONDUCT AND TRANSACTIONS
                                 BEFORE CLOSING

4.1 CONDUCT OF BIG SKY'S BUSINESS BEFORE CLOSING. Before Closing, Big Sky promises as follows:

         4.1.1    AVAILABILITY OF BIG SKY'S BOOKS, RECORDS AND PROPERTIES.

                  (a) Big Sky will make its books, records, properties, contracts and documents available at all reasonable times to Glacier and its counsel, accountants and other representatives. These items will be open for inspection, audit and direct verification of: (1) loan or deposit balances, (2) collateral receipts and
                           (3) any other transactions or documentation Glacier may find reasonably relevant to the Transaction. Big Sky will cooperate fully in any such inspection, audit, or direct verification procedures, and Big Sky will make available all information reasonably required by or on behalf of Glacier.

                  (b) At Glacier's request, Big Sky will request any third parties involved in the preparation or review of (1) Big Sky Financial Statements, (2) Subsequent Big Sky Financial Statements, or (3) any audits of Big Sky's operations, loan portfolios or other assets, to disclose to Glacier the work papers or any similar materials related to these items.

         4.1.2 ORDINARY AND USUAL COURSE. Big Sky will conduct business only in the ordinary and usual course and, without the prior written consent of Glacier, will not do any of the following:

                  (a) effect any stock split or other recapitalization with respect to Big Sky Common Stock or issue, pledge, redeem, or encumber in any way any shares of Big Sky's capital stock; or grant any option or other right to shares of Big Sky's capital stock;

                  (b) declare or pay any dividend, or make any other distribution, either directly or indirectly, with respect to Big Sky Common Stock; provided, however, that if the Closing occurs after December 31, 1998, Big Sky will be permitted to declare and pay a dividend consistent with its prior year-end practices so long as it does not affect the treatment of the Share Exchange as a "pooling of interests" for accounting purposes;

                  (c) acquire, sell, transfer, assign, encumber or otherwise dispose of assets or make any commitment with respect to its assets other than in the ordinary and usual course of business;

                  (d) solicit or accept deposit accounts of a different type from accounts previously accepted by it or at rates materially in excess of rates previously paid by it, except to reflect changes in prevailing interest rates, or incur any indebtedness greater than $25,000 (except for borrowings from the Federal Home Loan Bank in the ordinary course of business and consistent with past practices);

                  (e) acquire an ownership interest or a leasehold interest in any Property or any other real property, whether by foreclosure or otherwise, without: (1) making an appropriate environmental evaluation in advance of obtaining the interest and providing the evaluation to Glacier and (2) providing Glacier with at least 30 days' advance written notice before it acquires the interest;

                  (f) enter into or recommend the adoption by Big Sky's stockholders of any agreement involving a possible merger or other business combination or asset sale by Big Sky not involving the Transaction;

                  (g) enter into, renew, or terminate any contracts (including real property leases and data or item processing agreements) with or for a term of one-year or more, except for its contracts of deposit and agreements to lend money not otherwise restricted under this Agreement and (1) entered into in the ordinary course of business, (2) consistent with past practices, and (3) providing for not less (in the case of loans) or more (in the case of deposits) than prevailing market rates of interest;

                  (h) enter into or amend any contract (other than contracts for deposits or agreements to lend money not otherwise restricted by this Agreement) calling for a payment by it of more than $25,000, unless the contract may be terminated without cause or penalty upon 30 days notice or less;

                  (i) enter into any personal services contract with any person or firm, except contracts, agreements, or arrangements for legal, accounting, investment advisory, or tax services entered into directly to facilitate the Transaction;

                  (j) (1) sell any securities, whether held for investment or sale, other than in the ordinary course of business or sell any securities, whether held for investment or sale, even in the ordinary course of business, if the aggregate gain realized from all sales after the date of this Agreement would be more than $25,000 or (2) transfer any investment securities between portfolios of securities available for sale and portfolios of securities to be held to maturity;

                  (k) amend its articles of incorporation, bylaws, or other formation agreements, or convert its charter or form of entity;

                  (l) implement or adopt any material changes in its operations, policies, or procedures, including loan loss reserve policies, unless the changes are requested by Glacier or are necessary or advisable, on the advice of legal counsel, to comply with applicable laws, regulations, or regulatory policies;

                  (m) implement or adopt any change in its accounting principles, practices or methods, other than as may be required (1) by GAAP, (2) for tax purposes, or (3) to take advantage of any beneficial tax or accounting methods;

                  (n) increase the number of full-time or equivalent employees of Big Sky above 20;

                  (o) other than in accordance with binding commitments existing on the date of this Agreement, make any capital expenditures in excess of $10,000 per project or related series of projects or $25,000 in the aggregate, except for expenses reasonably related to completion of the Transaction, which expenses may not exceed $100,000; or

                  (p) enter into any other transaction or make any expenditure other than in the ordinary and usual course of its business and made or entered into in a manner consistent with its well-established practices or as required by this Agreement.

         4.1.3 CONDUCT REGARDING REPRESENTATIONS AND WARRANTIES. Big Sky will not do or cause to be done anything that would cause any representation or warranty in Subsection 3.1 or 3.2 to be untrue in any material respect at Closing, except as otherwise contemplated or required by this Agreement or consented to in writing by Glacier.

         4.1.4 MAINTENANCE OF PROPERTIES. Big Sky will maintain its properties and equipment (and related insurance or its equivalent) in accordance with good business practice.

         4.1.5 PRESERVATION OF BUSINESS ORGANIZATION. Big Sky will use all reasonable efforts to:

                  (a)      preserve its business organization;

                  (b)      retain the services of present management; and

                  (c) preserve the goodwill of suppliers, customers and others with whom it has business relationships.

         4.1.6 SENIOR MANAGEMENT. Big Sky will obtain Glacier's approval before making any change, including hiring of replacements, with respect to present management personnel having the rank of vice-president or higher.

         4.1.7 COMPENSATION AND EMPLOYMENT AGREEMENTS. Big Sky will not permit any increase in the current or deferred compensation payable or to become payable by Big Sky to any of its directors, officers, employees, agents, or consultants other than normal increments in compensation in accordance with Big Sky's past practices with respect to the timing and amounts of such increments. Without the prior written approval of Glacier, Big Sky will not commit to, execute or deliver any employment agreement with any party not terminable upon two weeks' notice and without expense.

         4.1.8 UPDATE OF FINANCIAL STATEMENTS. Big Sky will promptly deliver its Financial Statements to Glacier. Big Sky will deliver Subsequent Big Sky Financial Statements to Glacier by the earlier of: (1) 5 days after Big Sky has prepared and issued them or (2) 60 days after year-end for year-end statements and 30 days after the end of the quarter for quarterly statements. The Subsequent Big Sky Financial Statements:

                  (a)      will be prepared from the books and records of Big
                           Sky;

                  (b) will present fairly the financial position and operating results of Big Sky at the times indicated and for the periods covered;

                  (c) will be prepared in accordance with GAAP (except for the absence of notes) and with the regulations promulgated by applicable regulatory authorities, to the extent then applicable, subject to normal year-end adjustments; and

                  (d) will reflect all Big Sky's liabilities, contingent or otherwise, on the respective dates and for the respective periods covered, except for liabilities:
                           (1) not required to be so reflected in accordance with GAAP or (2) not significant in amount.

         4.1.9    NO SOLICITATION.

                  (a) Neither Big Sky nor any of its officers or directors, directly or indirectly, will solicit, encourage, entertain, or facilitate any other proposals or inquiries for an acquisition of the shares or assets of Big Sky or enter into discussions concerning any such acquisition ("Acquisition Proposal"), except as otherwise required to comply with the fiduciary responsibilities of Big Sky's board of directors. No such party will make available to any person not affiliated with Big Sky or Glacier any information about its business or organization that is not either routinely made available to the public generally or required by law.

                  (b) If (1) an Acquisition Proposal occurs prior to the Termination Date, (2) the approval of the Big Sky shareholders contemplated in this Agreement is not obtained at the special meeting of Big Sky's shareholders, and (3) prior to April 15, 2000, a third party acquires control of Big Sky by merger, purchase of assets, acquisition of stock or otherwise, then unless the representations and warranties of Glacier in this Agreement were false in any material respect as of the date of Big Sky's special meeting of shareholders or Glacier was in material default of its covenants in this Agreement as of such date, Big Sky will promptly pay to Glacier the amount of $400,000. For the purposes of this paragraph, a third party will be deemed to have acquired control of Big Sky when the third party possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of Big Sky, whether through the ownership of voting interests, by contract, or otherwise.

         4.1.10 TITLE POLICIES ON LEASED PROPERTY. At Glacier's request, Big Sky will provide Glacier with leasehold title reports issued by a title insurance company reasonably satisfactory to Glacier. These title reports must show unencumbered leasehold interest in all real property leased by Big Sky, and these title reports may contain only such exceptions, reservations, and encumbrances as may be consented to in writing by Glacier, which consent Glacier may not unreasonably withhold.

         4.1.11 REVIEW OF LOANS. Big Sky will permit Glacier to conduct an examination of its loans to determine credit quality and the adequacy of its allowance for loan losses. Glacier will have continued access to Big Sky's loans through Closing to update the examination. At Glacier's reasonable request, Big Sky will provide Glacier with current reports updating the information set forth in Schedule 7.

4.2      REGISTRATION STATEMENT.

         4.2.1    PREPARATION OF REGISTRATION STATEMENT.

                  (a) A Registration Statement on Form S-4 ("Registration Statement") will be filed by Glacier with the SEC under the Securities Act for registration of the Glacier Shares, and the parties will prepare a related prospectus/proxy statement ("Prospectus/Proxy Statement") to be mailed together with any amendments and supplements to Big Sky's stockholders.

                  (b) The parties will cooperate with each other in preparing the Registration Statement and Prospectus/Proxy Statement, and will use their best efforts to: (1) file the Registration Statement with the SEC within 60 days following the date on which this Agreement is executed, and (2) obtain the clearance of the SEC, any appropriate state securities regulators and any other required regulatory approvals, to issue the Prospectus/Proxy Statement.

                  (c) Nothing will be included in the Registration Statement or the Prospectus/Proxy Statement or any proxy solicitation materials with respect to any party to this Agreement unless approved by that party, which approval will not be unreasonably withheld.

                  (d) Glacier will pay all costs associated with the preparation by Glacier's counsel and the filing of the Registration Statement. Big Sky will pay all costs associated with the review and preparation by Big Sky's counsel of the Registration Statement and the Prospectus/Proxy. Big Sky will pay the costs associated with the printing and mailing of the Prospectus/Proxy Statement to its stockholders and any other direct costs incurred by it in connection with the Prospectus/Proxy Statement.

         4.2.2    SUBMISSION TO STOCKHOLDERS.

                  (a) Glacier and Big Sky will submit the Prospectus/Proxy Statement to, and will use their best efforts in good faith to obtain the prompt approval of the Prospectus/Proxy Statement by, all applicable regulatory authorities. The parties will provide each other with copies of such submissions for review.

                  (b) Big Sky will promptly take the actions necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a stockholders' meeting to consider the approval of this Agreement and to authorize the transactions contemplated by this Agreement. This stockholders' meeting will be held on the earliest practical date after the date the Prospectus/Proxy Statement may first be sent to Big Sky's stockholders without objection by applicable governmental authorities; but Big Sky will have at least 20 business days to solicit proxies. Except as otherwise required to comply with the fiduciary responsibilities of its board of directors, Big Sky's board of directors and officers will recommend approval of the Transaction to Big Sky's stockholders.

4.3      ACCOUNTING TREATMENT.

         4.3.1 POOLING OF INTERESTS. The parties intend the Merger to be treated as a "pooling of interests" for accounting purposes. From the date of this Agreement through the Effective Date, neither Glacier nor Big Sky nor any of their respective Subsidiaries or other affiliates (a) will knowingly take any action or enter into any contract, agreement, commitment or arrangement that would jeopardize the treatment of the Merger as a "pooling of interests;" or (b) will knowingly fail to take any action that would preserve the treatment of the Merger as a "pooling of interests." No action or omission by either party will constitute a breach of this Subsection 4.3.1 if the action is permitted or required under this Agreement or is made with the other party's written consent, or is required by applicable laws or regulations.

         4.3.2 AFFILIATE LIST. Certain persons may be deemed "affiliates" of Big Sky under Securities Act Rule 145, the SEC's Accounting Series Releases ("ASR") 130 and 135, or other rules and releases related to "pooling of interests" accounting treatment. Within thirty days following the date this Agreement is signed, Big Sky will deliver to Glacier, after consultation with legal counsel, a list of names and addresses of Big Sky's "affiliates" with respect to the Transaction within the meaning of Rule 145 or ASR 130 and 135. By the Effective Date, Big Sky will deliver, or cause to be delivered, to Glacier a letter from each of these "affiliates," and any additional person who becomes an "affiliate" before the Effective Date and after the date of the list, dated as of the date of its delivery and in the form attached as Exhibit A.

         4.3.3 RESTRICTIVE LEGENDS. Glacier will place a restrictive legend on all certificates representing Glacier Shares to be received by an "affiliate," so as to preclude their transfer or disposition in violation of the affiliate letters. Glacier will also instruct its transfer agent not to permit the transfer of those shares, and to take any other steps reasonably necessary to ensure compliance with the Securities Act Rule 145 or the SEC's ASR 130 and 135 or other rules and releases related to "pooling of interests" accounting treatment.

         4.3.4 RETENTION OF CERTIFICATES. Except as otherwise permitted in Exhibit A, by a date at least 30 days before the Effective Date, all stock certificates evidencing ownership of Big Sky Common Stock by "affiliates" will be delivered to Big Sky. Big Sky (before the Effective Date) and Glacier (after the Effective Date) will retain those certificates, and subsequently the certificates representing Glacier shares for which they are exchanged, until financial results covering at least 30 days of combined operations following the Effective Date have been published, at which time the certificates will be released.

4.4 SUBMISSION TO REGULATORY AUTHORITIES. Representatives of Glacier, at Glacier's expense, will prepare and file with applicable regulatory agencies, applications for approvals, waivers or other actions their counsel finds necessary or desirable in order to consummate the Transaction. Glacier will provide copies of these applications for Big Sky's review. These applications and filings are expected to include:

         (a)      an application to the Federal Reserve; and

         (b)      any filings required under the MBCA or the Montana Bank Act;

4.5 ANNOUNCEMENTS. The parties will cooperate and consult with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the Transaction, unless otherwise required by law.

4.6 CONSENTS. Glacier and Big Sky will use their best efforts to obtain the consent or approval of any person, organization or other entity whose consent or approval is required in order to consummate the Transaction.

4.7 FURTHER ACTIONS. Glacier and Big Sky, respectively, in the name and on behalf of those respective parties, will use their best efforts in good faith to make all such arrangements, do or cause to be done all such acts and things, and execute and deliver all such certificates and other instruments and documents as may be reasonably necessary or appropriate in order to consummate the Transaction as promptly as practicable.

4.8 NOTICE. Big Sky will provide Glacier with prompt written notice of the following:

         (a) any events, individually or in the aggregate, that could have a Material Adverse Effect with respect to Big Sky;

         (b) the commencement of any proceeding against Big Sky, or any of its affiliates, by or before any court or governmental agency that, individually or in the aggregate, might have a Material Adverse Effect with respect to Big Sky; or

         (c) any acquisition of an ownership or leasehold interest in real property, other than an acquisition in good faith of real property to satisfy a debt previously contracted for.

4.9 CONFIDENTIALITY. Glacier and Big Sky each will hold in confidence all nonpublic information obtained from the other in connection with the Transaction, other than information that: (1) is required by law to be disclosed; (2) is otherwise available on a nonconfidential basis; (3) has become public without fault of the disclosing party; or (4) is necessary to the defense of one of the parties in a legal or administrative action brought against that party by the other party. If the Transaction is not completed, Glacier and Big Sky will: (1) each return to the others all confidential documents obtained from them and
         (2) not use any nonpublic information obtained under this Agreement or in connection with the Transaction.

4.10 UPDATE OF FINANCIAL STATEMENTS. Glacier will promptly deliver its Financial Statements to Big Sky. Glacier will deliver Subsequent Glacier Financial Statements to Big Sky by the earlier of: (1) 5 days after Glacier prepares and issues them or (2) 60 days after year-end for year-end statements and 30 days after the end of the quarter for quarterly statements. The Subsequent Glacier Financial Statements will:

         (a)      be prepared from the books and records of Glacier;

         (b) present fairly the financial position and operating results of Glacier at the times indicated and for the periods covered;

         (c) be prepared in accordance with GAAP (except for the absence of notes) and with the regulations promulgated by applicable regulatory authorities, to the extent then applicable, subject to normal year-end adjustments; and

         (d) reflect all liabilities, contingent or otherwise, of Glacier on the respective dates and for the respective periods covered, except for liabilities not required to be so reflected in accordance with GAAP or not significant in amount.

4.11 AVAILABILITY OF GLACIER'S BOOKS, RECORDS AND PROPERTIES. Glacier will make available to Big Sky true and correct copies of its Certificate of Incorporation and Bylaws. At Big Sky's reasonable request, Glacier will also provide Big Sky with copies of: (1) reports filed with the SEC or banking regulators, (2) Glacier's stock option plans, and (3) any other information that the parties agree upon.


                                    SECTION 5
                            APPROVALS AND CONDITIONS

5.1 REQUIRED APPROVALS. The obligations of the parties to this Agreement are subject to the approval of the Agreement and the Transaction by all appropriate regulatory agencies having jurisdiction with respect to the Transaction.

5.2 CONDITIONS TO GLACIER'S OBLIGATIONS. All Glacier's obligations under this Agreement are subject to satisfaction of the following conditions at or before Closing:

         5.2.1 REPRESENTATIONS. Big Sky's representations in this Agreement and in any certificate or other instrument delivered in connection with this Agreement are true and correct in all material respects at Closing (except (i) the representations in Subsections 3.2.8(a) and 3.2.14, which representations are true in all respects at Closing; and (ii) to the extent that the representations expressly relate to an earlier date, in which case they are true in all material respects as of that earlier date). These representations have the same force and effect as if they had been made at Closing. Big Sky has delivered to Glacier its certificate, executed by a duly authorized officer of

                  Big Sky and dated as of Closing, stating that these representations comply with this Subsection 5.2.1.

         5.2.2 COMPLIANCE. Big Sky has performed and complied with all material terms, covenants and conditions of this Agreement. Big Sky has delivered to Glacier its certificate, executed by a duly authorized officer of Big Sky and dated as of Closing, stating that Big Sky is in compliance with this Subsection 5.2.2.

         5.2.3 EQUITY CAPITAL REQUIREMENT. The Tangible Equity Capital, determined in accordance with GAAP, of Big Sky as of the Effective Date is at least $2.9 million (not including capital from the conversion of Debentures). Big Sky's certificate referred to in Subsection 5.2.2 must confirm that this condition is satisfied. Tangible Equity Capital means common stock, paid in capital, retained earnings, plus (or minus) net unrealized gain (or loss) on available for sale securities and minus goodwill and any other intangible assets.

         5.2.4 TRANSACTION FEES STATEMENTS. Big Sky has delivered to Glacier a statement, in a form reasonably satisfactory to Glacier, from each third party to whom Big Sky has paid or owes Transaction Fees. Each statement must set forth the total costs and expenses paid or owing to the third party in connection with the Transaction's consummation. Big Sky has delivered to Glacier its certificate, executed by a duly authorized officer of Big Sky and dated as of Closing, stating the total Transaction Fees incurred by Big Sky and certifying that Big Sky is in compliance with Subsection 1.2.3 and this Subsection 5.2.4.

         5.2.5 AUDIT REPORT. Big Sky has delivered (no later than three days before Glacier filed the Registration Statement with the SEC) to Glacier the completed and certified audit report of KPMG Peat Marwick LLP, its independent certified public accountants, with respect to Big Sky's statements of financial condition as of December 31, 1997 (audited) and 1996 (unaudited), and the related statements of income, cashflows and changes in stockholders' equity for both of the years ended December 31, 1997 (audited) and 1996 (unaudited).

         5.2.6 NO MATERIAL ADVERSE EFFECT. No damage, destruction, or loss (whether or not covered by insurance) or other event or sequence of events has occurred which, individually or in the aggregate, has had or potentially may have a Material Adverse Effect with respect to Big Sky. Big Sky's certificate referred to in Subsection 5.2.1 states that the conditions identified in this Subsection 5.2.6 are satisfied.

         5.2.7 FINANCIAL CONDITION. The following are true, and Big Sky's certificate referred to in Section 5.2.1 confirms the truth of the following:

                  (a) Big Sky's allowance for possible loan and lease losses at Closing was and is adequate to absorb the anticipated loan and lease losses (taking into account any recommendations made by Big Sky's certified public accountants);

                  (b) the reserves set aside for the contingent liabilities reflected in the Subsequent Big Sky Financial Statements are adequate to absorb all reasonably anticipated losses;

                  (c) Big Sky's deposits at Closing total at least $28 million; and

                  (d) Big Sky has provided Glacier with the audited Big Sky Financial Statements required by this Agreement, and the audit has revealed no required adjustment to previously unaudited Big Sky Financial Statements that would have a Material Adverse Effect upon Big Sky.

         5.2.8 NO CHANGE IN LOAN REVIEW. Big Sky has provided to Glacier the reports reasonably requested by Glacier under Subsection 4.1.11, and neither these reports nor any examinations conducted by Glacier under Subsection 4.1.11 reveal a material adverse change in either: (1) the information set forth in
                  Schedule 7 or (2) information revealed during Glacier's previous examinations of Big Sky's loans.

         5.2.9 NO GOVERNMENTAL PROCEEDINGS. No action or proceeding has been commenced or threatened by any governmental agency to restrain or prohibit or invalidate the Transaction.

         5.2.10 APPROVAL BY COUNSEL. All actions, proceedings, instruments, and documents required in connection with this Agreement, the Transaction, and all other related legal matters have been approved by Glacier's counsel.

         5.2.11 RECEIPT OF TITLE POLICY. Glacier has received all title insurance reports requested under Subsection 4.1.10 and the update endorsement required by Subsection 3.2.6.

         5.2.12 CORPORATE AND STOCKHOLDER ACTION. Big Sky's board of directors and stockholders, respectively, have approved the Transaction.

         5.2.13 TAX OPINION. Glacier has, at Glacier's expense, obtained from Graham & Dunn, P.C. and delivered to Big Sky, an opinion addressed to Big Sky and in form and substance reasonably satisfactory to Big Sky and its counsel, to the effect that consummation of the Transaction will not result in a taxable event for Big Sky or Glacier, and otherwise will have each of the effects specified below:

                  (a) The Transaction will qualify as a reorganization within the meaning of IRC Section 368(a)(1)(B).

                  (b) Under IRC Section 354(a)(i), Big Sky's stockholders who, in accordance with Section 1, exchange their Big Sky Common Stock shares solely for Glacier Common Stock shares will not recognize gain or loss on the exchange.

                  (c) Cash payments to Big Sky's stockholders in lieu of a fractional share of Glacier Common Stock will be treated as distributions in redemption of the fractional share interest, subject to the limitations of IRC Section 302.

         5.2.14 OPINION OF COUNSEL. Big Sky has obtained from Crowley, Haughey, Hanson, Toole & Dietrich, P.L.L.P., and delivered to Glacier an opinion of counsel, addressed to Glacier, to the effect that:

                  (a) Big Sky is a Montana state-chartered commercial bank validly existing and in good standing under Montana law;

                  (b) Big Sky has the corporate power and authority to execute, deliver, and perform this Agreement;

                  (c) the execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Big Sky, and this Agreement constitutes Big Sky's legal, binding, and valid obligation, enforceable in accordance with its terms, except to the extent that enforcement (but not validity) may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws generally affecting the enforcement of the rights of creditors and by generally applicable principles of equity;

                  (d) all issued and outstanding shares of Big Sky's capital stock have been duly authorized and are validly issued, fully paid, non-assessable, free of preemptive or similar rights arising by operation of law or otherwise, and have been issued in compliance with all applicable federal and applicable state securities laws;

                  (e) No options or other rights to acquire Big Sky Common Stock are outstanding other than as expressly set forth in Schedule 4, and Big Sky does not have any stock option or other plans or agreements granting options or other rights to acquire Big Sky Common Stock; and

                  (f) execution of this Agreement and consummation of the Transaction will not violate Big Sky's articles of incorporation or bylaws or the terms of any material contract or other obligation entered into before the date of this opinion.

         5.2.15 CASH PAID. The aggregate of the cash paid for fractional shares and Dissenting Shares to holders of Big Sky Common Stock under this Agreement and applicable law will not exceed 10% of the cash value of the Purchase Price, as it may be adjusted under this Agreement. The cash value of the purchase price will be determined using the Determination Date Closing Price.

         5.2.16 AFFILIATE LETTERS. Glacier has received the affiliate list and letters specified in 4.3.2.

         5.2.17 REGISTRATION STATEMENT. The Registration Statement, as it may have been amended, required in connection with the Glacier shares to be issued to stockholders under 1.2, and as described in 4.2, has become effective, and no stop order suspending the effectiveness of such Registration Statement has been issued or remains in effect, and no proceedings for that purpose have been initiated or threatened by the SEC the basis for which still exists.

         5.2.18   CONSENTS. Big Sky has obtained the consents as indicated in
                  Schedule 6.

         5.2.19 UPDATED FAIRNESS OPINION. Big Sky has provided to Glacier copies of Professional Bank Services' updated fairness opinion issued by Professional Bank Services to Big Sky, dated immediately before Big Sky mails the Prospectus/Proxy Statement to its stockholders and dated as of or immediately before the Effective Date, to the effect that the financial terms of the Transaction are financially fair to Big Sky's stockholders.

         5.2.20 ACCOUNTING TREATMENT. It has been determined to Glacier's satisfaction that the Transaction will be treated for accounting purposes as a "pooling of interests" in accordance with APB Opinion No. 16, and Glacier has received a letter to this effect from KPMG Peat Marwick LLP, certified public accountants.

         5.2.21 SOLICITATION OF EMPLOYEES. Neither any member of Big Sky's board of directors nor any entity with which any such director is affiliated has solicited any employee of Big Sky or Glacier with the intention of causing the employee to terminate her employment with Big Sky or Glacier, as the case may be.

         5.2.22 OTHER MATTERS. Glacier has received any other opinions, certificates, and documents that Glacier reasonably requests in connection with this Agreement and the Transaction.

5.3 CONDITIONS TO BIG SKY'S OBLIGATIONS. All Big Sky's obligations under this Agreement are subject to satisfaction of the following conditions at or before Closing:

         5.3.1 REPRESENTATIONS. Glacier's representations and warranties in this Agreement and in any certificate or other instrument delivered in connection with this Agreement are true and correct in all material respects at Closing (except to the extent that they expressly relate to an earlier date, in which case they are true in all material respects as of that earlier date). These representations and warranties have the same force and effect as if they had been made at Closing. Glacier has delivered to Big Sky its certificate, executed by a duly authorized officer of Glacier and dated as of Closing, stating that these representations and warranties comply with this Subsection 5.3.1.

         5.3.2 COMPLIANCE. Glacier has performed and complied in all material respects with all terms, covenants and conditions of this Agreement. Glacier has delivered to Big Sky its certificate, executed by a duly authorized officer of Glacier and dated as of Closing, stating that Glacier is in compliance with this Subsection 5.3.2.

         5.3.3 NO MATERIAL ADVERSE EFFECT. No damage, destruction, loss or other event or sequence of events has occurred which, individually or in the aggregate, has had or potentially may have a Material Adverse Effect with respect to Glacier. Glacier's certificate referred to in Subsection 5.3.1 states that the conditions identified in this Subsection 5.3.3 are satisfied.

         5.3.4 NO GOVERNMENTAL PROCEEDINGS. No action or proceeding has been commenced or threatened by any governmental agency to restrain, prohibit or invalidate the Transaction.

         5.3.5 CORPORATE AND STOCKHOLDER ACTION. Glacier's board of directors and Big Sky's stockholders have each approved the Transaction.

         5.3.6 TAX OPINION. The tax opinion specified in Subsection 5.2.13 has been delivered to Big Sky.

         5.3.7 OPINION OF COUNSEL. Glacier has obtained from Graham & Dunn, P.C. and delivered to Big Sky an opinion, addressed to Big Sky, to the effect that:

                  (a) Glacier is a corporation validly existing and in good standing under Delaware law;

                  (b) Glacier has the corporate power and authority to execute, deliver, and perform this Agreement;

                  (c) the execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action on Glacier's part, and this Agreement constitutes Glacier's legal, binding, and valid obligation, enforceable in accordance with its terms, except to the extent that enforcement (but not validity) may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws generally affecting the enforcement of the rights of creditors and by generally applicable principles of equity;

                  (d) the Glacier Shares have been duly authorized and, when issued as contemplated by this Agreement, will be validly issued, fully paid and nonassessable;

                  (e) the Registration Statement became effective under the Securities Act on ____________, 1998, and, to the best of counsel's knowledge, no stop order suspending the effectiveness of such Registration Statement has been issued and no proceedings for that purpose have been instituted or threatened by the Securities and Exchange Commission;

                  (f) execution of this Agreement and consummation of the Transaction will not violate Glacier's articles of incorporation or bylaws; and

                  (g) Counsel's opinion will be governed by and interpreted in accordance with the Legal Opinion Accord of the ABA section of Business Law (1991), together with the related commentary, as published in The Business Lawyer, Volume 47, No. 1, and any amendments or modifications thereto.

         5.3.8 FAIRNESS OPINION. Big Sky has received from Professional Bank Services the updated fairness opinions, dated immediately before Big Sky mails the Prospectus/Proxy Statement to its stockholders and an updated fairness opinion dated as of or immediately before the Effective Date, each to the effect that the financial terms of the Transaction are financially fair to Big Sky's stockholders.

         5.3.9 CASH PAID. The aggregate of the cash paid to holders of Big Sky Common Stock under this Agreement and applicable law will not exceed 10% of the Purchase Price, as it may be adjusted under this Agreement.

         5.3.10 REGISTRATION STATEMENT. The Registration Statement, as it may have been amended, required in connection with the Glacier shares to be issued to stockholders under Subsection 1.2, and as described in Subsection 4.2, has become effective, and no stop order suspending the effectiveness of such Registration Statement has been issued or remains in effect, and no proceedings for that purpose have been initiated or threatened by the SEC the basis for which still exists.


                                    SECTION 6
                        DIRECTORS, OFFICERS AND EMPLOYEES

6.1 DIRECTORS. As a condition to the execution of this Agreement, each member of Big Sky's board of directors has entered into a written noncompetition agreement with Glacier and Big Sky on or before the date this Agreement is signed. These noncompetition agreements will take effect on the Effective Date.

6.2 EMPLOYMENT AGREEMENT. As a condition to the execution of this Agreement, Glacier has entered into an employment agreement, effective as of the Effective Date, with Michael F. Richards, Big Sky's President. As part of the employment agreement, Mr. Richards waives all rights he may have under any previous employment agreements with Big Sky.

6.3 EMPLOYEES. Glacier presently intends to allow Big Sky's employees who are employed with Big Sky following the Transaction ("Continuing Employees") to participate in certain employee benefit plans in which employees of Glacier currently participate. Glacier intends to grant Continuing Employees credit for prior service with Big Sky for purposes of determining eligibility and vesting, but Continuing Employees will not receive this credit for purposes of determining benefit accruals. Benefits for Continuing Employees will begin accruing under Glacier's plans as soon as practicable after Closing. This expression of intent is not a contract with Big Sky's employees and will not be construed to create a contract or employment right with Big Sky's employees.

6.4      EMPLOYEE BENEFIT ISSUES.

         6.4.1 COMPARABILITY OF BENEFITS. Glacier confirms to Big Sky its present intention to provide Continuing Employees with employee benefit programs which, in the aggregate, are generally competitive with employee benefit programs offered by financial institutions of comparable size located in Glacier's market area.

         6.4.2 TERMINATION AND TRANSFER/MERGER OF PLANS. As soon as practicable after Closing, all employee benefit plans of Big Sky will be terminated and the interests of Continuing Employees in those plans will be transferred or merged into Glacier's employee benefit plans.

         6.4.3 NO CONTRACT CREATED. Nothing in this Agreement gives any employee of Big Sky a right to continuing employment.


                                    SECTION 7
                          TERMINATION OF AGREEMENT AND
                           ABANDONMENT OF TRANSACTION

7.1 TERMINATION BY REASON OF LAPSE OF TIME. If Closing does not occur before the Termination Date, either Glacier or Big Sky may terminate this Agreement and the Transaction if all of the following conditions are present:

         (a) the terminating party's board of directors decides to terminate by a majority vote of its members;

         (b) the terminating party delivers to the other party written notice that its board of directors has voted in favor of termination; and

         (c) the failure to consummate the Transaction by the Termination Date is not due to a breach by the party seeking termination of any of its obligations, covenants, or representations in this Agreement.

7.2 OTHER GROUNDS FOR TERMINATION. This Agreement and the Transaction may be terminated at any time before Closing (whether before or after applicable approval of this Agreement by Big Sky's stockholders, unless otherwise provided) as follows:

         7.2.1 MUTUAL CONSENT. By mutual consent of Big Sky and Glacier, if the boards of directors of each party agrees to terminate by a majority vote of its members.

         7.2.2 BIG SKY'S CONDITIONS NOT MET. By Glacier's board of directors if, by June 30, 1999, any condition set forth in Subsections
                  5.1 or 5.2 has not been satisfied.

         7.2.3 GLACIER'S CONDITIONS NOT MET. By Big Sky's board of directors if, by June 30, 1999, any condition set forth in Subsections
                  5.1 or 5.3 has not been satisfied.

         7.2.4 BIG SKY FAILS TO RECOMMEND STOCKHOLDER APPROVAL. By Glacier's board of directors before Big Sky's stockholders approve the Transaction, if Big Sky's board of directors: (a) fails to recommend to its stockholders the approval of the Transaction or (b) modifies, withdraws or changes in a manner adverse to Glacier its recommendation to stockholders to approve the Transaction.

         7.2.5 IMPRACTICABILITY. By either Glacier or Big Sky, upon written notice given to the other party, if the board of directors of the party seeking termination under this Subsection 7.2.5 has determined in its sole judgment, made in good faith and after due consideration and consultation with counsel, that the Transaction has become inadvisable or impracticable by reason of the institution of litigation by the federal government or the government of the State of Montana to restrain or invalidate the Transaction or this Agreement.

7.3 BIG SKY TERMINATION FEE. Big Sky acknowledges that Glacier has incurred expenses, direct and indirect, in negotiating and executing this Agreement and in taking steps to effect the Transaction. Accordingly, subject to Subsection 4.1.9, Big Sky will pay to Glacier $300,000, if
         (1) this Agreement terminates because Big Sky does not use all reasonable efforts to consummate the Transaction in accordance with the terms of this Agreement; (2) Big Sky terminates this Agreement for any reason other than the grounds for termination set forth in Subsections 7.1, 7.2.1, 7.2.3 or 7.2.5; or (3) Glacier terminates this Agreement under Subsection 7.2.2 or 7.2.4. If this termination fee becomes payable, it will be payable on Glacier's demand and must be paid by Big Sky within 3 business days of the date Glacier makes the demand.

7.4 GLACIER TERMINATION FEE. Due to expenses, direct and indirect, incurred by Big Sky in negotiating and executing this Agreement and in taking steps to effect the Transaction, Glacier will pay to Big Sky $125,000 if (1) Glacier terminates this Agreement for any reason other than the grounds for termination set forth in Subsections 7.1, 7.2.1, 7.2.2,
         7.2.4 or 7.2.5 or (2) Big Sky terminates this Agreement under Subsection 7.2.3 (other than for failure of a condition set forth in 5.1, 5.3.4, 5.3.6, 5.3.7, 5.3.9 and 5.3.10, unless the failure of any of those conditions is due to Glacier's fault). If this termination fee becomes payable, it will be payable on Big Sky's demand and must be paid by Glacier within 3 business days of the date Big Sky makes the demand.

7.5 COST ALLOCATION UPON TERMINATION. In connection with the termination of this Agreement under this Subsection 7.5, except as provided in Subsections 7.3 and 7.4, Glacier and Big Sky will each pay their own out-of-pocket costs incurred in connection with this Agreement, and will have no other liability to the other party.


                                    SECTION 8
                                  MISCELLANEOUS

8.1 NOTICES. Any notice, request, instruction or other document given under this Agreement must be in writing and must either be delivered personally or via facsimile transmission or be sent by registered or certified mail, postage prepaid, and addressed as follows (or to any other address or person representing any party as designated by that party through written notice to the other party):

          Glacier                               Glacier Bancorp, Inc.
                                                P.O. Box 27
                                                202 Main Street
                                                Kalispell, MT  59903-0027
                                                Attn: Michael J. Blodnick

                   with a copy to:              Stephen M. Klein, Esq.
                                                Graham & Dunn, P.C.
                                                1420 Fifth Avenue, 33rd Floor
                                                Seattle, WA  98101-2390



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

          Big Sky                               Big Sky Western Bank
                                                P.O. Box 160489
                                                135 Big Sky Road
                                                Big Sky, MT  59716
                                                Attn: Michael F. Richards

                   with a copy to:              William D. Lamdin III, Esq.
                                                Crowley, Haughey, Hanson, Toole
                                                & Dietrich PLLP
                                                490 North 31st Street
                                                Billings, Montana  59101

8.2 WAIVERS AND EXTENSIONS. Subject to Section 9, Glacier or Big Sky may grant waivers or extensions to the other party, but only through a written instrument executed by the Chief Executive Officer or President of the party granting the waiver or extension. Waivers or extensions which do not comply with the preceding sentence are not effective. In accordance with this Section 8, a party may extend the time for the performance of any of the obligations or other acts of any other party, and may waive:

         (a) any inaccuracies of any other party in the representations and warranties contained in this Agreement or in any document delivered in connection with this Agreement;

         (b)      compliance with any of the covenants of any other party; and

         (c) any other party's performance of any obligations under this Agreement and any other condition precedent set out in Section 5.

8.3 GENERAL INTERPRETATION. Except as otherwise expressly provided in this Agreement or unless the context clearly requires otherwise: (1) the defined terms defined in this Agreement include the plural as well as the singular and (2) references in this Agreement to Sections, Subsections, Schedules, and Exhibits refer to Sections and Subsections of and Schedules and Exhibits to this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, the parties intend them to be interpreted as if they are followed by the words "without limitation." All accounting terms used in this Agreement that are not expressly defined in this Agreement have the respective meanings given to them in accordance with GAAP.

8.4 CONSTRUCTION AND EXECUTION IN COUNTERPARTS. Except as otherwise expressly provided in this Agreement, this Agreement: (1) contains the parties' entire understanding, and no modification or amendment of its terms or conditions will be effective unless in writing and signed by the parties, or their respective duly authorized agents; (2) will not be interpreted by reference to any of the titles or headings to the Sections or Subsections, which have been inserted for convenience only and are not deemed a substantive part of this Agreement; (3) includes all amendments to this Agreement, each of which is made a part of this Agreement by this reference; and (4) may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

8.5 SURVIVAL OF REPRESENTATIONS AND COVENANTS. The representations and covenants in this Agreement will not survive Closing or termination of this Agreement, except that (1) Subsection 4.9 (confidentiality), Subsection 7.3 (termination fee), and Subsection 7.5 (expense allocation) will survive termination and Closing, and (2) the covenants in this Agreement that impose duties or obligations on the parties following Closing will survive Closing.



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

8.6 ATTORNEYS' FEES AND COSTS. In the event of any dispute or litigation with respect to the terms and conditions or enforcement of rights or obligations arising by reason of this Agreement or the Transaction, the prevailing party in any such litigation will be entitled to reimbursement from the other party for its costs and expenses, including reasonable judicial and extra-judicial attorneys' fees, expenses and disbursements, and fees, costs and expenses relating to any mediation or appeal.

8.7 ARBITRATION. At either party's request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees.

8.8 GOVERNING LAW AND VENUE. This Agreement will be governed by and construed in accordance with Montana law, except to the extent that certain matters may be governed by federal law. The parties must bring any legal proceeding arising out of this Agreement in Flathead County, Montana.

8.9 SEVERABILITY. If a court determines that any term of this Agreement is invalid or unenforceable under applicable law, the remainder of this Agreement is not affected, and each remaining term is valid and enforceable to the fullest extent permitted by law.


                                    SECTION 9
                                   AMENDMENTS

         At any time before the Effective Date, whether before or after the parties have obtained any applicable stockholder approvals of the Transaction, the boards of directors of Glacier and Big Sky may: (1) amend or modify this Agreement or any attached Exhibit or Schedule and (2) grant waivers or time extensions in accordance with Subsection 8.2. But, after Big Sky's stockholders have approved this Agreement, the parties' boards of directors may not without Big Sky stockholder approval amend or waive any provision of this Agreement if the amendment or waiver would reduce the amount or change the form of consideration Big Sky stockholders will receive in the Transaction. All amendments, modifications, extensions and waivers must be in writing and signed by the party agreeing to the amendment, modification, extension or waiver. Failure by any party to insist on strict compliance by the other party with any of its obligations, agreements or conditions under this Agreement, does not, without a writing, operate as a waiver or estoppel with respect to that or any other obligation, agreement, or condition.

         Signed as of October 20, 1998:

                                            GLACIER BANCORP, INC.


                                            By /s/ Michael J. Blodnick
                                              ----------------------------------
                                            Name: Michael J. Blodnick
                                            Title: President and CEO
                                            BIG SKY WESTERN BANK


                                            By /s/ Robert L. Kester
                                              ----------------------------------
                                            Name: Robert L. Kester
                                            Title: Chairman and CEO

STATE OF MONTANA         )
                         ) ss.
COUNTY OF FLATHEAD       )


         On this 20th day of October, 1998, before me personally appeared Michael J. Blodnick, to me known to be the President and Chief Executive Officer of GLACIER BANCORP, INC., the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

         IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.


                                            /s/
                                            ____________________________________
                                            NOTARY PUBLIC in and for the State
                                            of Montana, residing
                                            at_________________________________.
                                            Title:_____________________________.
                                            My commission expires:_____________.


STATE OF MONTANA         )
                         ) ss.
COUNTY OF GALLATIN       )


         On this 20th day of October, 1998, before me personally appeared Robert
L. Kester, to me known to be the Chairman and CEO of BIG SKY WESTERN BANK, the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

         IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.


                                            /s/
                                            ____________________________________
                                            NOTARY PUBLIC in and for the State
                                            of Montana, residing
                                            at_________________________________.
                                            Title:_____________________________.
                                            My commission expires:_____________.



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